UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2008

IMMTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14907	39-1523370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North End Avenue
New York, New York 10282
(Address of Principal Executive Offices, including Zip Code)

(212) 791-2911
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01            Other Events.

On February 22, 2008, Immtech Pharmaceuticals, Inc. (the “Company”) (Amex: IMM) announced that it had received reports of abnormal kidney function that resulted in the hospitalization of several volunteers who participated in the Company’s ongoing safety study for pafuramidine (DB289), an investigational therapy.  The pafuramidine development program had been on clinical hold since late December 2007 due to earlier findings of abnormal laboratory values in the liver function of some safety study volunteers.

The Company has received recommendations from the Data Safety Monitoring Board and the oversight entities for the Company’s African sleeping sickness grant and Pneumocystis pneumonia study. After consulting with these parties and assessing the potential benefits and risks and resources required for the continuation of the pafuramidine development program, the Company has chosen to discontinue the program.  The Company has notified its licensing partners and the U.S. Food and Drug Administration (the “FDA”).

The Company’s first concern has been, and will be, the safety of volunteers and patients.  It immediately arranged for all volunteers in the safety study to have follow-up examinations and any necessary laboratory testing.  Immtech also notified all investigators who have enrolled volunteers or patients in any pafuramidine clinical studies during the prior 12 months and provided them with instructions related to any necessary follow-up.

The Company is currently developing a plan to close out the pafuramidine development program, which it expects will take 6 to 8 months to complete.  In addition, the Company is working with its consultants and oversight groups to review the program in order to gain insight that can be applied to the development of other dicationic compounds.  The Company has gained much information from the program that it believes can be used to guide existing and future drug development programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2008	IMMTECH PHARMACEUTICALS, INC.

/s/ Eric L. Sorkin
Eric L. Sorkin Chairman, Chief Executive Officer and President